SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-4004153

(State of incorporation or organization)	(IRS Employer Identification No.)

701 Market Street St. Louis, Missouri	63101

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be so registered

Preferred Share Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
EXHIBIT INDEX
Certificate of Adjustment

     The undersigned Registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 24, 2002, as amended on March 29, 2005, with respect to its common stock purchase rights as set forth herein.
Item 1. Description of Registrant’s Securities to be Registered.
     On January 23, 2006, Peabody Energy Corporation (the “Company”) announced that its Board of Directors had declared a two-for-one stock split on all shares of its common stock, $0.01 par value, of the Company (the “Common Stock”), whereby all stockholders of record at the close of business on February 7, 2006 are to receive one additional share of Common Stock for every share held on that date. The additional shares will be distributed to stockholders in the form of a stock dividend on February 22, 2006.
     In connection with the stock dividend, the Board of Directors of the Company also made required adjustments to the preferred share purchase rights (the “Rights”) issued in connection with each outstanding share of Common Stock and which will be issued in connection with each share of Common Stock distributed pursuant to the stock dividend. To account for the stock dividend, the number of shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Shares”) purchasable upon the exercise of one Right has been adjusted from one half of one one-hundredth of a Preferred Share to one quarter of one one-hundredth of a Preferred Share.
     The adjustments were made in accordance with the provisions of the Rights Agreement dated as of July 24, 2002 between the Company and American Stock Transfer & Trust Company, as successor Rights Agent to Equiserve Trust Company, NA., which Rights Agreement is attached as an exhibit to the Company’s Form 8-A filed with the Securities and Exchange Commission on July 24, 2002. A copy of the Certificate of Adjustment delivered to the Rights Agent pursuant to the Rights Agreement, which sets forth such required adjustment, is attached hereto as Exhibit 4.3 and is incorporated herein by reference.
Item 2. Exhibits.
3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company, filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 24, 2002, is incorporated herein by reference.

4.1.	Rights Agreement dated as of July 24, 2002 between Peabody Energy Corporation and EquiServe Trust Company, NA., as Rights Agent, filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 24, 2002, is incorporated herein by reference.

4.2	Certificate of Adjustment delivered by Peabody Energy Corporation to Equiserve Trust Company, NA., as Rights Agent, on March 29, 2005, filed as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 29, 2005, is incorporated herein by reference.

4.3.	Certificate of Adjustment delivered by Peabody Energy Corporation to American Stock Transfer & Trust Company, as Rights Agent, on February 22, 2006.

     Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 22, 2006

PEABODY ENERGY CORPORATION

	By:	/s/ Jeffery L. Klinger
Name: Jeffery L. Klinger
Title: General Counsel and Secretary

EXHIBIT INDEX
3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company, filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 24, 2002, is incorporated herein by reference.

4.1.	Rights Agreement dated as of July 24, 2002 between Peabody Energy Corporation and EquiServe Trust Company, N.A., as Rights Agent, filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 24, 2002, is incorporated herein by reference.

4.2	Certificate of Adjustment delivered by Peabody Energy Corporation to Equiserve Trust Company, N.A., as Rights Agent, on March 29, 2005, filed as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 29, 2005, is incorporated herein by reference.

4.3.	Certificate of Adjustment delivered by Peabody Energy Corporation to American Stock Transfer & Trust Company, as Rights Agent, on February 22, 2006.